Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF
6% SERIES I CONVERTIBLE PERPETUAL PREFERRED STOCK

of

SIMON PROPERTY GROUP, INC.

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

The following resolutions were duly adopted by the Board of Directors (the “Board of Directors”) of Simon Property Group, Inc., a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware:

WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Restated Certificate of Incorporation of the Corporation, as amended from time to time (the “Charter”), to provide by resolution or resolutions for the issuance of shares of preferred stock of the Corporation, in one or more series with such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such series of preferred stock as may be adopted from time to time by the Board of Directors;

WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation and its stockholders to designate a new series of preferred stock of the Corporation; and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to Article Fourth of the Charter (which authorizes 100,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”)), and the authority conferred on the Board of Directors, the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a new series of Preferred Stock; and be it further

RESOLVED, that each share of such new series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

Section 1.  Number and Designation. 19,000,000 shares of the Preferred Stock of the Corporation shall be designated as “6% Series I Convertible Perpetual Preferred Stock” (the “Series I Preferred Stock”).

Section 2.  Certain Definitions.  As used in this Certificate, the following terms shall have the meanings defined in this Section 2.  Any capitalized term not otherwise defined herein shall have the meaning set forth in the Charter, unless the context otherwise requires:

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent Members” shall have the meaning assigned to it in Section 16(a) hereof.

“Board of Directors” shall have the meaning assigned to it in the preamble to this Certificate and includes any duly authorized committee of such board.

“Business Day” means any day other than a Saturday, Sunday or a day on which state or U.S. federally chartered banking institutions in New York, New York are not required to be open.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

“Certificate” means this Certificate of Designations.

“Change of Control” means the occurrence of any of the following events:

(a)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of more than 50% of the total voting power of the Corporation’s total outstanding voting stock other than an acquisition by the Corporation, any of its subsidiaries or any of the Corporation’s employee benefit plans;

(b)  the Corporation consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Corporation, other than:  (i) any transaction pursuant to which holders of the Corporation’s Capital Stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, more than 50% of the total voting power of all shares of Capital Stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction and (ii) any merger solely for the purpose of changing the Corporation’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity;

(c)  during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election to such Board of Directors of the Corporation, or whose nomination for election by the stockholders of the Corporation, was approved by a vote of a majority of the directors of the Corporation then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Corporation then in office; or

(d)  the Corporation adopts a plan of liquidation or dissolution.

“Change of Control Purchase Date” shall have the meaning assigned to it in Section 11(a) hereof.

“Charter” shall have the meaning assigned to it in the preamble to this Certificate.

“Closing Sale Price” of the shares of Common Stock or other Capital Stock or similar equity interests on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which shares of Common Stock or such other Capital Stock or similar equity interests are traded or, if the shares of Common Stock or such other capital stock or similar equity interests are not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated.  In the absence of such quotations, the Board of Directors of the Corporation shall be entitled to determine the Closing Sale Price on the basis it considers appropriate, which determination shall be conclusive.  The Closing Sale Price shall be determined without reference to any extended or after hours trading.

“Common Stock” means any stock of any class of the Corporation that has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and that is not subject to redemption by the Corporation.  Subject to the provisions of Section 9, however, shares issuable on conversion of the Series I Preferred Stock shall include only shares of the class designated as “Common Stock” (which, for the avoidance of doubt, shall not include shares of the classes designated as “Class B Common Stock” or “Class C Common Stock”) of the Corporation in the Charter at the date of this Certificate or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion shall be substantially in the proportion that the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Conversion Agent” shall have the meaning assigned to it in Section 17(a) hereof.

“Conversion Price” per share of Series I Preferred Stock means, on any date, the Liquidation Preference divided by the Conversion Rate in effect on such date.

“Conversion Rate” per share of Series I Preferred Stock means 0.783 of a share of Common Stock, subject to adjustment pursuant to Section 8 hereof.

“Corporation” shall have the meaning assigned to it in the preamble to this Certificate, and shall include any successor to such Corporation.

“Current Market Price” means the average of the daily Closing Sale Prices per share of Common Stock for the ten consecutive Trading Days ending on the earlier of such date of determination and the day before the ex-date with respect to the issuance, distribution, subdivision or combination requiring such computation immediately prior to the date in question.  For purpose of this paragraph, the term “ex-date,” (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such issuance or distribution, and (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades, regular way, on such exchange or in such market after the time at which such subdivision or combination becomes effective.

“Depositary” means DTC or its successor depositary.

“Distributed Property” shall have the meaning assigned to it in Section 8(d) hereof.

“Dividend Payment Date” means February 28, May 31, August 31 and November 30 of each year, commencing November 30, 2004, or if any such date is not a Business Day, on the next succeeding Business Day.

“Dividend Period” means the period beginning on, and including, a Dividend Payment Date and ending on, and excluding, the immediately succeeding Dividend Payment Date.

“DTC” means The Depository Trust Company, New York, New York.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arm’s-length transaction.

“Global Preferred Shares” shall have the meaning assigned to it in Section 16(a) hereof.

“Global Shares Legend” shall have the meaning assigned to it in Section 16(a) hereof.

“Junior Stock” shall have the meaning assigned to it in Section 3(a) hereof.

“Liquidation Preference” shall have the meaning assigned to it in Section 5(a) hereof.

“Officer” means the Chairman or Co-Chairman of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation.

“Outstanding” means, when used with respect to Series I Preferred Stock, as of any date of determination, all shares of Series I Preferred Stock outstanding as of such date; provided, however, that, if such Series I Preferred Stock is to be redeemed, notice of such redemption has been duly given pursuant to this Certificate and the Paying Agent holds, in accordance with this Certificate, money sufficient to pay the Redemption Price for the shares of Series I Preferred Stock to be redeemed, then immediately after such Redemption Date such shares of Series I Preferred Stock shall cease to be Outstanding; provided further that, in determining whether the holders of Series I Preferred Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Series I Preferred Stock owned by the Corporation or its Affiliates shall be deemed not to be Outstanding, except that, in determining whether the Registrar shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Series I Preferred Stock which the Registrar has actual knowledge of being so owned shall be deemed not to be Outstanding.

“Parity Stock” shall have the meaning assigned to it in Section 3(b) hereof.

“Paying Agent” shall have the meaning assigned to it in Section 17(a) hereof.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” shall have the meaning assigned to it in the preamble to this Certificate.

“Purchase Price” means an amount equal to 100% of the Liquidation Preference per share of Series I Preferred Stock being purchased, plus an amount equal to any accumulated and unpaid dividends, if any (whether or not declared), thereon to, but excluding, the Change of Control Purchase Date; provided that if a Change of Control Purchase Date falls after a Record Date and on or prior to the corresponding Dividend Payment Date, the Purchase Price will only be an amount equal to the Liquidation Preference per share of Series I Preferred Stock being purchased and will not include any amount in respect of dividends declared and payable on such corresponding Dividend Payment Date.

“Record Date” means (i) not more than 60 days and not less than 10 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors and (ii) solely for the purpose of adjustments to the Conversion Rate pursuant to Section 8, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Redemption Date” means a date that is fixed for redemption of the Series I Preferred Stock by the Corporation in accordance with Section 6 hereof.

“Redemption Price” means an amount equal to 100% of the Liquidation Preference per share of Series I Preferred Stock being redeemed, plus an amount equal to all accumulated and unpaid dividends, if any (whether or not declared), thereon to, but excluding, the Redemption Date; provided that if the Redemption Date shall occur after a Record Date and before the related Dividend Payment Date, the Redemption Price shall be only an amount equal to the Liquidation Preference per share of Series I Preferred Stock being redeemed and will not include any amount in respect of dividends declared and payable on such corresponding Dividend Payment Date.

“Registrar” shall have the meaning assigned to it in Section 14 hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Stock” shall have the meaning assigned to it in Section 3(c) hereof.

“Series I Preferred Stock” shall have the meaning assigned to it in Section 1 hereof.

“Series I Preferred Stock Director” shall have the meaning assigned to it in Section 12(c) hereof.

“Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on Nasdaq or, if the Common Stock is not quoted on Nasdaq, on the principal other market on which the Common Stock is then traded.

“Transfer Agent” shall have the meaning assigned to it in Section 14 hereof.

Section 3.  Rank.  The Series I Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank:

(a)  senior to the Common Stock, the Class B Common Stock and the Class C Common Stock and any other class or series of Capital Stock of the Corporation, the terms of which expressly provide that such class or series ranks junior to the Series I Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Junior Stock”);

(b)  on a parity with the 6.50% Series A Convertible Preferred Stock, 6.50% Series B Convertible Preferred Stock, 6.50% Series A Excess Preferred Stock, 6.50% Series B Excess Preferred Stock, 7% Series C Cumulative Convertible Preferred Stock, 8% Series D Cumulative Redeemable Preferred Stock, 8% Series E Cumulative Redeemable Preferred Stock, 8¾% Series F Cumulative Redeemable Preferred Stock, 7.89% Series G Cumulative Step-Up Premium Rate Preferred Stock, Series H Variable Rate Preferred Stock, 8⅜% Series J Cumulative Redeemable Preferred Stock, and any other class or series of Capital Stock of the Corporation which are not by their terms Junior Stock or Senior Stock (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Parity Stock”); and

(c)  junior to each class or series of Capital Stock of the Corporation, the terms of which expressly provide that such class or series ranks Senior to the Series I Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Senior Stock”).

Section 4.  Dividends.

(a)  Holders of Series I Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends on each share of Series I Preferred Stock at the annual rate of 6% of the Liquidation Preference per share.  Such dividends shall be payable in arrears in equal amounts quarterly on each Dividend Payment Date, beginning November 30, 2004, in preference to and in priority over dividends on any Junior Stock but subject to the rights of any holders of Senior Stock or Parity Stock.

(b)  Dividends shall be cumulative from the initial date of issuance or the last Dividend Payment Date for which accumulated dividends were paid, whichever is later, whether or not funds of the Corporation are legally available for the payment of such dividends.  Each such dividend shall be payable to the holders of record of shares of the Series I Preferred Stock, as they appear on the Corporation’s stock register at the close of business on a Record Date.  Accumulated and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not more than 60 days preceding the payment date thereof, as may be fixed by the Board of Directors.

(c)  Accumulated and unpaid dividends for any past Dividend Period (whether or not declared) shall cumulate at the annual rate of 6% and shall be payable in the manner set forth in this Section 4.

(d)  The amount of dividends payable for each full Dividend Period for the Series I Preferred Stock shall be computed by dividing the annual dividend rate by four.  The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series I Preferred Stock shall be computed on the basis of 30-day months and a 12-month year.  Holders of Series I Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series I Preferred Stock.

(e)  No dividend shall be declared or paid, or funds set apart for the payment of any dividend or other distribution, whether in cash, obligations or shares of Capital Stock of the Corporation or other property, directly or indirectly, upon any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, repurchased or otherwise acquired for consideration by the Corporation through a sinking fund or otherwise, unless all accumulated and unpaid dividends (whether or not declared), if any, through the most recent Dividend Payment Date (whether or not there are funds of the Corporation legally available for the payment of dividends) on the shares of Series I Preferred Stock and any Parity Stock have been paid in full or set apart for payment; provided, however, that, notwithstanding any provisions of this Section 4(e) to the contrary, the Corporation may redeem, repurchase or otherwise acquire for consideration Series I Preferred Stock and Parity Stock pursuant to a purchase or exchange offer made on the same terms to all holders of such Series I Preferred Stock and Parity Stock.  When dividends are not paid in full, as aforesaid, upon the shares of Series I Preferred Stock, all dividends declared on the Series I Preferred Stock and any other Parity Stock shall be paid either (A) pro rata so that the amount of dividends so declared on the shares of Series I Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated dividends on the shares of Series I Preferred Stock and such class or series of Parity Stock bear to each other or (B) on another basis that is at least as favorable to the holders of the Series I Preferred Stock entitled to receive such dividends.

Section 5.  Liquidation Preference.

(a)  In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation’s assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, holders of Series I Preferred Stock shall be entitled to receive $50.00 per share of Series I Preferred Stock (the “Liquidation Preference”) plus an amount equal to all dividends (whether or not declared) accumulated and unpaid thereon to the date of final distribution to such holders, but shall not be entitled to any further payment or other participation in any distribution of the assets of the Corporation.  If, upon any liquidation, dissolution or winding-up of the Corporation, the Corporation’s assets, or proceeds thereof, distributable among the holders of Series I Preferred Stock are insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series I Preferred Stock and any other Parity Stock ratably in proportion to the respective amounts that would be payable on such shares of Series I Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.

(b)  Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the Corporation’s property or assets, nor the consolidation, merger or amalgamation of the Corporation with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

(c)  After payment has been made in full to the holders of the Series I Preferred Stock, as provided in this Section 5, holders of Series I Preferred Stock shall have no right or claim to any remaining assets of the Corporation.

Section 6.  Optional Redemption of the Series I Preferred Stock.  Shares of Series I Preferred Stock shall be redeemable by the Corporation in accordance with this Section 6.

(a)  The Corporation may not redeem any shares of Series I Preferred Stock before October 14, 2009.  On or after October 14, 2009, the Corporation shall have the option to redeem, subject to Section 6(j) hereof, for cash only (i) some or all the shares of Series I Preferred Stock at the Redemption Price, but only if the Closing Sale Price of the Common Stock for 20 Trading Days within a period of 30 consecutive Trading Days ending on the Trading Day prior to the date the Corporation gives notice of such redemption pursuant to this Section 6 exceeds 130% of the Conversion Price in effect on each such Trading Day and (ii) all the Outstanding shares of Series I Preferred Stock at the Redemption Price, but only if, on any Dividend Payment Date, the total number of Outstanding shares of Series I Preferred Stock is less than 15% of the total number of Outstanding shares of Series I Preferred Stock on October 14, 2004.

(b)  In the event the Corporation elects to redeem shares of Series I Preferred Stock, the Corporation shall:

(i)  send a written notice to the Registrar and Transfer Agent of the Redemption Date, stating the number of shares to be redeemed and the Redemption Price, at least 35 days before the Redemption Date (unless a shorter period shall be satisfactory to the Registrar and Transfer Agent);

(ii)  send a written notice by first class mail to each holder of record of the Series I Preferred Stock at such holder’s registered address, not fewer than 20 nor more than 90 days prior to the Redemption Date, stating:

(A)  the Redemption Date;

(B)  the Redemption Price;

(C)  the Conversion Price and the Conversion Rate;

(D)  the name and address of the Paying Agent and Conversion Agent;

(E)  that shares of Series I Preferred Stock called for redemption may be converted at any time before 5:00 p.m., New York City time on the second Business Day immediately preceding the Redemption Date;

(F)  that holders who want to convert shares of the Series I Preferred Stock must satisfy the requirements set forth in Section 7 of this Certificate;

(G)  that shares of the Series I Preferred Stock called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(H)  if fewer than all the Outstanding shares of the Series I Preferred Stock are to be redeemed by the Corporation, the number of shares to be redeemed;

(I)  that, unless the Corporation defaults in making payment of such Redemption Price, dividends in respect of the shares of Series I Preferred Stock called for redemption will cease to accumulate on and after the Redemption Date;

(J)  the CUSIP number of the Series I Preferred Stock; and

(K)  any other information the Corporation wishes to present; and

(iii)  (A) issue a press release containing such information and (B) publish such information on the Corporation’s web site on the World Wide Web.

(c)  If the Corporation gives notice of redemption, then, by 12:00 p.m., New York City time, on the Redemption Date, to the extent sufficient funds are legally available, the Corporation shall, with respect to:

(i)  shares of the Series I Preferred Stock held by DTC or its nominees, deposit or cause to be deposited, irrevocably with DTC, cash sufficient to pay the Redemption Price and shall give DTC irrevocable instructions and authority to pay the Redemption Price to holders of such shares of the Series I Preferred Stock; and

(ii)  shares of the Series I Preferred Stock held in certificated form, deposit or cause to be deposited, irrevocably with the Paying Agent, cash sufficient to pay the Redemption Price and shall give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to holders of such shares of the Series I Preferred Stock upon surrender of their certificates evidencing their shares of the Series I Preferred Stock.

(d)  If on the Redemption Date, DTC and/or the Paying Agent holds or hold money sufficient to pay the Redemption Price for the shares of Series I Preferred Stock delivered for redemption as set forth herein, dividends shall cease to accumulate as of the Redemption Date on those shares of the Series I Preferred Stock called for redemption and all rights of holders of such shares shall terminate, except for the right to receive the Redemption Price pursuant to this Section 6.

(e)  Payment of the Redemption Price for shares of the Series I Preferred Stock is conditioned upon book-entry transfer or physical delivery of certificates representing the Series I Preferred Stock, together with necessary endorsements, to the Paying Agent at any time after delivery of the notice of redemption.

(f)  Payment of the Redemption Price for shares of the Series I Preferred Stock will be made (1) on the Redemption Date, if book-entry transfer or physical delivery of the Series I Preferred Stock has been made by or on the Redemption Date, or (2) if book-entry transfer or physical delivery of the Series I Preferred Stock has not been made by or on the Redemption Date, at the time of such transfer or delivery.  If any shares of Series I Preferred Stock selected for partial redemption are submitted for conversion in part after such selection, such shares submitted for conversion shall be deemed (so far as may be possible) to be a portion of the shares selected for redemption.

(g)  If the Redemption Date falls after a Record Date and before the related Dividend Payment Date, holders of the shares of Series I Preferred Stock at the close of business on that Record Date shall be entitled to receive the dividend payable on those shares on the corresponding Dividend Payment Date.

(h)  If fewer than all the Outstanding shares of Series I Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot, on a pro rata basis (with any fractional shares being rounded to the nearest whole share), or by any other method as may be determined by the Board of Directors to be fair and appropriate.

(i)  Upon surrender of a certificate or certificates representing shares of the Series I Preferred Stock that is or are redeemed in part, the Corporation shall execute, and the Transfer Agent shall authenticate and deliver to the holder, a new certificate or certificates representing shares of the Series I Preferred Stock in an amount equal to the unredeemed portion of the shares of Series I Preferred Stock surrendered for partial redemption.

(j)  Notwithstanding the foregoing provisions of this Section 6, unless full cumulative dividends (whether or not declared) on all Outstanding shares of Series I Preferred Stock and Parity Stock have been paid or set apart for payment for all Dividend Periods terminating on or before the Redemption Date, none of the shares of Series I Preferred Stock shall be redeemed, and no sum shall be set aside for such redemption, unless pursuant to a purchase or exchange offer made on the same terms to all holders of Series I Preferred Stock and any Parity Stock.

Section 7.  Conversion.

(a)  Right to Convert.  Each share of Series I Preferred Stock shall be convertible, only on or after the occurrence of the conversion triggering events described in Section 7(b), into a number of fully paid and non-assessable shares of Common Stock equal to the Conversion Rate in effect at such time.  Notwithstanding the foregoing, if any shares of Series I Preferred Stock are to be redeemed pursuant to Section 6, such conversion right shall cease and terminate, as to the shares of the Series I Preferred Stock to be redeemed, at 5:00 p.m., New York City time, two Business Days immediately preceding the Redemption Date, unless the Corporation shall default in the payment of the Redemption Price therefor, as provided herein.

(b)  A holder may surrender shares of Series I Preferred Stock for conversion into shares of Common Stock:

(i)  if called for redemption pursuant to Section 6 hereof;

(ii)  if the Corporation is a party to a Change of Control, in which case each share of Series I Preferred Stock may be surrendered for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the Change of Control until 15 days after the actual date of such Change of Control and, at such effective date, the right to convert the Series I Preferred Stock into shares of Common Stock shall be changed into a right to convert such Series I Preferred Stock into the kind and amount of cash, securities or other property of the Corporation or another Person that the holder would have received if the holder had converted such Series I Preferred Stock immediately prior to the transaction; or

(iii)  during any fiscal quarter after the fiscal quarter ending December 31, 2004 (and only during such fiscal quarter) if the Closing Sale Price of Common Stock for at least 20 Trading Days in a period of 30 consecutive Trading Days ending on the last Trading Day of the immediately preceding fiscal quarter is more than 125% of the Conversion Price on such Trading Day.  If this Closing Sale Price condition is not satisfied at the end of any fiscal quarter, then conversion pursuant to this Section 7(b)(iii) will not be permitted in the following fiscal quarter.  The Company shall determine for each Trading Day during the 30 consecutive Trading Day period specified in this Section 7(b)(iii) whether the Closing Sale Price exceeds 125% of the Conversion Price and whether the Series I Preferred Stock shall be convertible as a result of the occurrence of the event set forth in this Section 7(b)(iii).  Upon determination that holders of Series I Preferred Stock are or will be entitled to convert their Preferred Stock into Common Stock in accordance with the provisions of Section 7(b)(iii), the Company will mail a written notice to the holders thereof and issue a press release within five Business Days thereafter and publish such information on its website on the World Wide Web.

(c)  Conversion Procedures.  Conversion of shares of the Series I Preferred Stock may be effected by any holder thereof upon the surrender to the Corporation, at the principal office of the Corporation or at the office of the Conversion Agent as may be designated by the Board of Directors, of the certificate or certificates for such shares of the Series I Preferred Stock to be converted accompanied by a complete and manually signed Notice of Conversion (as set forth in the form of Series I Preferred Stock certificate attached hereto) along with (A) appropriate endorsements and transfer documents as required by the Registrar or Conversion Agent and (B) if required pursuant to Section 7(d), funds equal to the dividend payable on the next Dividend Payment Date.  In case such Notice of Conversion shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names (or proof that no such taxes are payable).  Other than such taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of the Series I Preferred Stock pursuant hereto.  The conversion of the Series I Preferred Stock will be deemed to have been made as of the close of business on the date (the “Conversion Date”) such certificate or certificates have been surrendered and such Notice of Conversion received and all required transfer taxes, if any, paid (or the demonstration to the satisfaction of the Corporation that such taxes have been paid).  Promptly (but no later than five Business Days) following the Conversion Date, the Corporation shall deliver or cause to be delivered (1) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of the Series I Preferred Stock being converted (or such holder’s transferee) shall be entitled, free and clear of all liens and encumbrances, and (2) if less than the full number of shares of the Series I Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted.  As of the close of business on the Conversion Date, the rights of the holder of the Series I Preferred Stock as to the shares being converted shall cease except for the right to receive shares of Common Stock and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.  Anything herein to the contrary notwithstanding, in the case of Global Preferred Shares, Notices of Conversion may be delivered to, and shares of the Series I Preferred Stock representing beneficial interests in respect of such Global Preferred Shares may be surrendered for conversion in accordance with the applicable procedures of, the Depositary as in effect from time to time.

(d)  Dividend and Other Payments Upon Conversion.  If a holder of shares of Series I Preferred Stock exercises conversion rights, such shares will cease to accumulate dividends as of the end of the day immediately preceding the Conversion Date.  On conversion of the Series I Preferred Stock, except for conversion during the period from the close of business on any Record Date corresponding to a Dividend Payment Date to the close of business on the Business Day immediately preceding such Dividend Payment Date, in which case the holder on such Dividend Record Date shall receive the dividends payable on such Dividend Payment Date, accumulated and unpaid dividends on the converted shares of Series I Preferred Stock shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the holder thereof through delivery of the Common Stock (together with the cash payment, if any, in lieu of fractional shares) in exchange for the Series I Preferred Stock being converted pursuant to the provisions hereof.  Shares of the Series I Preferred Stock surrendered for conversion after the close of business on any Record Date for the payment of dividends declared and before the opening of business on the Dividend Payment Date corresponding to that Record Date must be accompanied by a payment to the Corporation in cash of an amount equal to the dividend payable in respect of those shares on such Dividend Payment Date; provided that a holder of shares of the Series I Preferred Stock on a Record Date who converts such shares into shares of Common Stock on the corresponding Dividend Payment Date shall be entitled to receive the dividend payable on such shares of the Series I Preferred Stock on such Dividend Payment Date, and such holder need not include payment to the Corporation of the amount of such dividend upon surrender of shares of the Series I Preferred Stock for conversion.  Notwithstanding the foregoing, if shares of the Series I Preferred Stock are converted during the period between the close of business on any Record Date and the opening of business on the corresponding Dividend Payment Date and the Corporation has called such shares of the Series I Preferred Stock for redemption during such period, or the Corporation has designated a Change of Control Purchase Date during such period, then, in each case, the holder who tenders such shares for conversion shall receive the dividend payable on such Dividend Payment Date and need not include payment of the amount of such dividend upon surrender of shares of the Series I Preferred Stock for conversion.

(e)  Fractional Shares.  In connection with the conversion of any shares of the Series I Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price of the Common Stock on the Conversion Date, rounded to the nearest whole cent.

(f)  Total Shares.  If more than one share of the Series I Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion of those shares shall be computed on the basis of the total number of shares of the Series I Preferred Stock so surrendered.

(g)  Reservation of Shares; Compliance with Governmental Requirements; Listing of Common Stock; Shares to be Fully Paid.  The Corporation shall:

(i)  at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of the Series I Preferred Stock such number of its authorized but unissued shares of Common Stock as shall from time to time be sufficient to permit the conversion of all Outstanding shares of the Series I Preferred Stock;

(ii)  prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series I Preferred Stock, comply with all applicable federal and state laws and regulations that require action to be taken by the Corporation in connection with such delivery;

(iii)  use its commercially reasonable best efforts to ensure that all shares of Common Stock delivered upon conversion of the Series I Preferred Stock will, upon delivery, be listed on the New York Stock Exchange (or such other national exchange, if any, on which the Common Stock is then listed); and

(iv)  ensure that all shares of Common Stock delivered upon conversion of the Series I Preferred Stock will, upon delivery, be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

Section 8.  Conversion Rate Adjustments.  The Conversion Rate shall be adjusted from time to time by the Corporation in accordance with the provisions of this Section 8.

(a)  If the Corporation shall hereafter pay a dividend or make a distribution to all holders of the outstanding Common Stock in shares of Common Stock, the Conversion Rate in effect at the opening of business on the date following the Record Date shall be increased by multiplying such Conversion Rate by a fraction,

(i)  the numerator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on such Record Date and the total number of shares of Common Stock constituting such dividend or other distribution; and

(ii)  the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date.

Such increase shall become effective immediately after the opening of business on the day following such Record Date.  If any dividend or distribution of the type described in this Section 8(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b)  If the Corporation shall issue rights, options or warrants to all holders of any class of Common Stock entitling them (for a period expiring within forty-five (45) days after the Record Date) to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share (or having a conversion price per share) less than the Current Market Price on the Record Date, other than issuances that are subject to certain triggering events (until such time as such triggering events occur), the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to such Record Date by a fraction,

(i)  the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date plus the total number of additional shares of Common Stock so offered for subscription or purchase (or into which the convertible securities so offered are convertible); and

(ii)  the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase (or the aggregate conversion price of the convertible securities so offered) would purchase at such Current Market Price.

Such adjustment shall become effective immediately after the opening of business on the day following such Record Date.  In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Current Market Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof; the Fair Market Value of such consideration, if other than cash, to be determined by the Board of Directors, whose determination shall be conclusive.

(c)  If the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and conversely, in the event outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced; such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(d)  If the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of Capital Stock of the Corporation (other than any dividends or distributions to which Section 8(a) applies) or evidences of its indebtedness or assets (including securities, but excluding (i) any rights or warrants referred to in Section 8(b) or (ii) any dividend or distribution (x) paid exclusively in cash or (y) referred to in Section 8(a)) (any of the foregoing hereinafter referred to in this Section 8(d) as the “Distributed Property”), then, in each such case, the Conversion Rate shall be adjusted so that the same shall be equal to the rate determined by multiplying the Conversion Rate in effect on the Record Date with respect to such distribution by a fraction,

(i)  the numerator of which shall be the Current Market Price on such Record Date; and

(ii)  the denominator of which shall be the Current Market Price on such Record Date less the Fair Market Value (as determined by the Board of Directors, whose determination shall be conclusive, and described in a resolution of the Board of Directors) on such Record Date of the portion of the Distributed Property applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on such Record Date).

Such adjustment shall become effective immediately prior to the opening of business on the day following such Record Date; provided that if the then Fair Market Value (as so determined by the Board of Directors) of the portion of the Distributed Property applicable to one share of Common Stock is equal to or greater than the Current Market Price on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Series I Preferred Stock shall have the right to receive upon conversion the amount of Distributed Property such holder would have received had such holder converted each share of its Series I Preferred Stock on the Record Date.  To the extent that any of the Distributed Property is not distributed, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustment made been made on the basis of only the Distributed Property actually distributed.  If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.  If the Board of Directors determines the Fair Market Value of any distribution for purposes of this Section 8(d) by reference to the trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price on the applicable Record Date.

Rights or warrants distributed by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Corporation’s Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”):  (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 8(d) (and no adjustment to the Conversion Rate under this Section 8(d) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 8(d).  If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Certificate, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof).  In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 8(d) was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise thereof, the Conversion Rate shall be readjusted as if such expired or terminated rights and warrants had not been issued.

For purposes of Section 8(a), Section 8(b) and this Section 8(d), any dividend or distribution to which this Section 8(d) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets or shares of Capital Stock other than such shares of Common Stock or rights or warrants, as to which any Conversion Rate adjustment required by this Section 8(d) with respect to such dividend or distribution shall then be made, immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants, as to which any further Conversion Rate adjustment required by Sections 8(a) and 8(b) with respect to such dividend or distribution shall then be made, except any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on such Record Date” within the meaning of Sections 8(a) and 8(b).

(e)  If the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock cash, excluding (i) any dividend or distribution in connection with the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and (ii) any quarterly cash dividend on its Common Stock to the extent that the aggregate amount of cash distributions per share of Common Stock in any quarter does not exceed $0.65 (the “Dividend Threshold Amount”), then, in such case, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on such Record Date by a fraction,

(i)  the numerator of which shall be the Current Market Price on such Record Date less the Dividend Threshold Amount (as such Dividend Threshold Amount may be adjusted pursuant to this Section 8(e)); and

(ii)  the denominator of which shall be the Current Market Price on such Record Date less the amount of cash so distributed applicable to one share of Common Stock.

Such adjustment shall be effective immediately prior to the opening of business on the day following the Record Date; provided that if the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Series I Preferred Stock shall have the right to receive upon conversion the amount of cash such holder would have received had such holder converted each share of Series I Preferred Stock on the Record Date.  To the extent that such dividend or distribution is not made, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustment made been made on the basis of only the dividend or distribution actually made.  If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.  The Dividend Threshold Amount shall be adjusted inversely proportional to the adjustments to the Conversion Rate made pursuant to Sections 8(a), (b), (c) and (d) hereof.  Notwithstanding the foregoing, the Conversion Rate after giving effect to any adjustments under this Section 8(e) shall not exceed 0.9787 (as such number may be adjusted on a proportional basis of the Conversion Rate, other than any adjustment pursuant to this Section 8(e)).

(f)  The Corporation may make such increases in the Conversion Rate in addition to those required by this Section 8 as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.  To the extent permitted by applicable law, the Corporation from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least

20 days and the increase is irrevocable during the period and the Board of Directors determines in good faith that such increase would be in the best interest of the Corporation.  Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Corporation shall mail to each holder of the Series I Preferred Stock at the address of such holder as it appears in the stock register a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(g)  No adjustment in the Conversion Rate (other than any adjustment pursuant to Section 8(e) above) shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Rate then in effect; provided, however, that any adjustments that by reason of this Section 8(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.  All calculations under this Section 8 shall be made by the Corporation and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be.  No adjustment need be made for rights to purchase Common Stock pursuant to a Corporation plan for reinvestment of dividends or interest or, except as set forth in this Section 8, for any issuance of Common Stock or securities convertible, exercisable or exchangeable into Common Stock.  To the extent the Series I Preferred Stock becomes convertible into cash, assets, property or securities (other than Capital Stock of the Corporation), subject to Section 9, no adjustment need be made thereafter to the Conversion Rate.  Interest will not accrue on any cash into which the Series I Preferred Stock may be convertible.

(h)  Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall promptly file with the Conversion Agent an Officer’s certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.  Unless and until a responsible officer of the Conversion Agent shall have received such Officer’s certificate, the Conversion Agent shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has knowledge is still in effect.  Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to each holder of Series I Preferred Stock at its last address appearing in the stock register within twenty (20) days after execution thereof.  Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(i)  For purposes of this Section 8, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation (but the issuance of shares held in treasury shall be deemed to be an issuance for purposes of this Section 8), unless such treasury shares participate in any distribution or dividend that requires an adjustment pursuant to this Section 8, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

Section 9.  Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege.

(a)  If any of (i) any reclassification (other than a change in par value, or from par value to no par value, or from no par value to par value, and other than a subdivision or combination to which Section 8(c) applies) of the outstanding shares of Common Stock, (ii) any consolidation, merger or combination of the Corporation with another Person, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (iii) any sale or conveyance of all or substantially all of the properties and assets of the Corporation to any other Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then each share of Series I Preferred Stock shall be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by a holder of a number of shares of Common Stock issuable upon conversion of such Series I Preferred Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming such holder of Common Stock did not exercise his rights of election, if any, as to the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance (provided that, if the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purposes of this Section 9 the kind and amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares).

(b)  The Corporation shall cause notice of the application of this Section 9 to be delivered to each holder of the Series I Preferred Stock at the address of such holder as it appears in the stock register within twenty (20) days after the occurrence of any of the events specified in Section 9(a) and shall issue a press release containing such information and publish such information on its web site on the World Wide Web.  Failure to deliver such notice shall not affect the legality or validity of any conversion right pursuant to this Section 9.

(c)  The above provisions of this Section 9 shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances, and the provisions of Section 8 shall apply to any shares of Capital Stock received by the holders of Common Stock in any such reclassification, change, consolidation, merger, combination, sale or conveyance; provided that if this Section 9 applies to any event or occurrence, Section 8 shall not apply to such event or occurrence.

Section 10.  Rights Issued in Respect of Common Stock Issued Upon Conversion.  Each share of Common Stock issued upon conversion of the Series I Preferred Stock shall be entitled to receive the appropriate number of common stock or preferred stock purchase rights, as the case may be, if any, that shares of Common Stock are entitled to receive and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any shareholder rights agreement adopted by the Corporation, as the same may be amended from time to time.

Section 11.  Change of Control.

(a)  Repurchase Right.  If there shall occur a Change of Control, shares of Series I Preferred Stock shall be purchased, subject to satisfaction by or on behalf of any holder of the requirements set forth in Section 11(c), by the Corporation at the option of the holders thereof as of the date specified by the Corporation (the “Change of Control Purchase Date”) that is not less than 30 calendar days nor more than 60 calendar days after the mailing of written notice of the Change of Control pursuant to Section 11(b) below.  The Purchase Price shall be paid in cash.

(b)  Notice to Holders.  As promptly as practicable thereafter but not later than 20 days after the occurrence of a Change of Control, the Corporation shall mail a written notice of the Change of Control to each holder, issue a press release containing such notice and publish such notice on its web site on the World Wide Web.  The Corporation shall also deliver a copy of the notice to the Transfer Agent.  The notice shall include the form of a Change of Control Purchase Notice (as defined in Section 11(c) below) to be completed by the holder and shall state:

(i)  the date of such Change of Control and, briefly, the events causing such Change of Control;

(ii)  the date by which the Change of Control Purchase Notice pursuant to this Section must be given;

(iii)  the Change of Control Purchase Date;

(iv)  the name and address of each Paying Agent and Conversion Agent;

(v)  the Conversion Rate and any adjustments thereto;

(vi)  that Series I Preferred Stock as to which a Change of Control Purchase Notice has been given may not thereafter be converted into Common Stock; and

(vii)  the procedures that the holder of Series I Preferred Stock must follow to exercise rights under this Section 11.

If any of the Series I Preferred Stock is in the form of Global Preferred Shares, then the Corporation shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to the purchase of Global Preferred Shares.

(c)  Conditions to Purchase.

(i)  A holder of shares of Series I Preferred Stock may exercise its rights specified in Section 11(a) upon delivery of a written notice (which shall be in substantially the form included as Exhibit B to this Certificate and which may be delivered by letter, overnight courier, hand delivery, facsimile transmission or in any other written form and, in the case of Global Preferred Shares, may be delivered electronically or by other means in accordance with the Depositary’s customary procedures) of the exercise of such rights (a “Change of Control Purchase Notice”) to the Transfer Agent at any time prior to the close of business on the Business Day immediately before the Change of Control Purchase Date.  The Transfer Agent shall promptly notify the Corporation of the receipt of any Change of Control Purchase Notice.

(ii)  The delivery of such shares of Series I Preferred Stock to be purchased by the Corporation to the Transfer Agent (together with all necessary endorsements) at the office of the Transfer Agent, or the book-entry transfer of such shares, shall be a condition to the receipt by the holder of the Purchase Price.

(iii)  Any purchase by the Corporation contemplated pursuant to the provisions of this Section 11(c) shall be consummated by the delivery of the consideration to be received by the holder promptly following the later of the Change of Control Purchase Date and the time of delivery of such shares of Series I Preferred Stock to the Transfer Agent in accordance with this Section 11(c).

(d)  Global Preferred Shares.  Anything herein to the contrary notwithstanding, in the case of Global Preferred Shares, any Change of Control Purchase Notice may be delivered, and the shares of Series I Preferred Stock in respect of such Global Preferred Shares may be surrendered or delivered for purchase, in accordance with the applicable procedures of the Depositary as in effect from time to time.

(e)  Effect of Change of Control Purchase Notice.  Upon receipt by the Transfer Agent of the Change of Control Purchase Notice, the holder of the shares of Series I Preferred Stock in respect of which such Change of Control Purchase Notice was given shall thereafter be entitled to receive the Purchase Price with respect to such shares of Series I Preferred Stock, subject to 11(c) hereof.  Such Purchase Price shall be paid to such holder promptly on the later of (a) the Change of Control Purchase Date with respect to such shares of Series I Preferred Stock or (b) the time of delivery of such shares of Series I Preferred Stock to the Transfer Agent by the holder thereof in the manner required by this Section 11.  Shares of Series I Preferred Stock in respect of which a Change of Control Purchase Notice has been given by the holder thereof may not be converted into Common Stock on or after the date of the delivery of such Change of Control Purchase Notice

(f)  Deposit of Purchase Price.  Prior to 11:00 a.m. (New York City time) on the Change of Control Purchase Date, the Corporation shall deposit with the Paying Agent an amount of cash (in immediately available funds if deposited on such Business Day) sufficient to pay the aggregate Purchase Price of all shares of Series I Preferred Stock or portions thereof which are to be purchased as of the Change of Control Purchase Date.  The manner in which the deposit required by this Section 11(f) is made by the Corporation shall be at the option of the Corporation, provided, however, that such deposit shall be made in a manner such that the Paying Agent shall have immediately available funds on the Change of Control Purchase Date.  If the Paying Agent holds, on the Business Day following the Change of Control Purchase Date, cash sufficient to pay the Purchase Price of any shares of Series I Preferred Stock for which a Change of Control Purchase Notice has been tendered then, immediately after such Change of Control Purchase Date, such shares of Series I Preferred Stock will cease to be Outstanding, dividends will cease to accrue and all other rights of the holder in respect thereof shall terminate (other than the right to receive the Purchase Price as aforesaid).

(g)  Series I Preferred Stock Purchased in Part.  Upon surrender of a certificate or certificates representing shares of the Series I Preferred Stock that is or are purchased in part, the Corporation shall execute, and the Transfer Agent shall authenticate and deliver to the holder, a new certificate or certificates representing shares of the Series I Preferred Stock in an amount equal to the unpurchased portion of the shares of Series I Preferred Stock surrendered for partial purchase.

(h)  Repayment to the Corporation.  The Paying Agent shall return to the Corporation any cash that remains unclaimed for two years, subject to applicable unclaimed property law, together with interest, if any, thereon held by the Paying Agent for the payment of the Change of Control Purchase Price; provided, however, that to the extent that the aggregate amount of cash deposited by the Corporation pursuant to this Section 11 exceeds the aggregate Purchase Price of the Series I Preferred Stock or portions thereof which the Corporation is obligated to purchase as of the Change of Control Purchase Date, then on the Business Day following the Change of Control Purchase Date, the Paying Agent shall return any such excess to the Corporation.  Thereafter, any holder entitled to payment must look to the Corporation for payment as general creditors, unless an applicable abandoned property law designates another Person.

(i)  The Corporation shall comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act (including, without limitation, any filing on Schedule TO or any other schedule) to the extent then applicable in connection with the repurchase rights of the holders of the Series I Preferred Stock pursuant to this Section 11.

Section 12.  Voting Rights.

(a)  The holders of record of shares of the Series I Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 12, as otherwise provided in the Charter, or as otherwise provided by law.

(b)  The affirmative vote of holders of at least two-thirds of the outstanding shares of the Series I Preferred Stock, voting as a single class in person or by proxy, at an annual meeting of the Corporation’s stockholders or at a special meeting called for the purpose, or by written consent in lieu of such a meeting, shall be required to alter, repeal or amend any provisions of the Charter or this Certificate, whether by merger, consolidation, combination, reclassification or otherwise (an “Event”), if the amendment would materially and adversely affect the rights, powers, or preferences of the holders of Series I Preferred Stock; provided, however, that (i) an Event will not be deemed to materially and adversely affect such rights, powers or preferences, in each such case, where each share of Series I Preferred Stock remains outstanding without a material change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, privileges, voting powers, restrictions, limitations and terms or conditions of redemption thereof identical to that of a share of Series I Preferred Stock, (ii) any increase in the amount of the authorized Common Stock or currently authorized Parity Stock or the creation and issuance of any class or series of Common Stock, other Junior Stock or Parity Stock will not be deemed to materially and adversely affect such rights, powers or preferences; and (iii) the creation of, or increase in the authorized number of, shares of any class or series of Senior Stock shall be deemed to materially and adversely affect such rights, powers and preferences.

(c)  If at any time (1) dividends on any shares of Series I Preferred Stock or any other class or series of Parity Stock having like voting rights shall be in arrears for Dividend Periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or (2) the Corporation shall have failed to pay the Redemption Price when due or the Purchase Price when due, then, in each case, the holders of shares of Series I Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to elect two of the authorized number of the Corporation’s directors (each, a “Series I Preferred Stock Director”) at the next annual meeting of stockholders (or at a special meeting of the Corporation’s stockholders called for such purpose, whichever is earlier) and each subsequent meeting until the Redemption Price, Purchase Price or all dividends accumulated on the Series I Preferred Stock have been fully paid or set aside for payment.  Each Series I Preferred Stock Director shall be in addition to the number of directors constituting the Board of Directors immediately prior to the vesting of such right, and the Board of Directors shall take all necessary action to so expand the Board of Directors and cause the election of each Series I Preferred Stock Director.  The term of office of such Series I Preferred Stock Directors will terminate immediately upon the termination of the right of the holders of Series I Preferred Stock and such other Preferred Stock to vote for directors.  Each holder of shares of the Series I Preferred Stock will have one vote for each share of Series I Preferred Stock held.  At any time after voting power to elect directors shall have become vested and be continuing in the holders of the Series I Preferred Stock pursuant to this Section 12(c), or if a vacancy shall exist in the office of any Series I Preferred Stock Director, the Board of Directors may, and upon written request of the holders of record of at least 25% of the Outstanding Series I Preferred Stock addressed to the Chairman of the Board of Directors shall, call a special meeting of the holders of the Series I Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) for the purpose of electing the Series I Preferred Stock Director that such holders are entitled to elect.  At any meeting held for the purpose of electing a Series I Preferred Stock Director, the presence in person or by proxy of the holders of at least a majority of the Outstanding Series I Preferred Stock shall be required to constitute a quorum of such Series I Preferred Stock.  At any time after voting power to elect directors shall have become vested and be continuing in the holders of the Series I Preferred Stock pursuant to this Section 12(c), any vacancy occurring in the office of a Series I Preferred Stock Director may be filled by the remaining Series I Preferred Stock Director unless and until such vacancy shall be filled by the holders of the Series I Preferred Stock and all other Preferred Stock having like voting rights, as provided above.  The Series I Preferred Stock Directors shall agree, prior to their election to office, to resign upon any termination of the right of the holders of Series I Preferred Stock and other Preferred Stock having like voting rights to vote as a class for Series I Preferred Stock Directors as herein provided, and upon such termination, the Series I Preferred Stock Directors then in office shall forthwith resign.

Section 13.  Restrictions On Ownership.  The shares of Series I Preferred Stock shall be subject to the restrictions on transfer set forth in Article Ninth of the Charter of the Corporation.  Any transfer or attempted transfer in violation of the provisions of this Section 13 shall be null and void.

Section 14.  Transfer Agent and Registrar.  The duly appointed Transfer Agent (the “Transfer Agent”) and Registrar (the “Registrar”) for the Series I Preferred Stock shall be Mellon Investor Services LLC.  The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

Section 15.  Currency.  All shares of Series I Preferred Stock shall be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto shall be made in U.S. currency.  All references herein to “$” or “dollars” refer to U.S. currency.

Section 16.  Form.  The Series I Preferred Stock may be issued in the form of one or more permanent global shares of Series I Preferred Stock (each, a “Global Preferred Share”) in definitive, fully registered form with the global legend (the “Global Shares Legend”) as set forth on the form of Series I Preferred Stock certificate attached hereto as Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate, in book-entry form maintained by the Registrar or as certificated shares of Series I Preferred Stock in registered form.  Any Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation).  Any Global Preferred Shares, if issued, shall be deposited on behalf of the holders of the Series I Preferred Stock represented thereby with the Registrar, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided.  The aggregate number of shares represented by any Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided.  This Section and Exhibit A shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary.  To the extent any Series I Preferred Stock is issued in the form of one or more Global Preferred Shares, the Corporation shall execute and the Registrar shall, in accordance with this Section 16, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar.  Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate, with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share.  Owners of beneficial interests in Global Preferred Shares, if any, shall not be entitled to receive physical delivery of certificated shares of Series I Preferred Stock, unless (x) DTC is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for DTC within 90 days, (y) DTC ceases to be a “clearing agency” registered under the Exchange Act or (z) the Corporation decides to discontinue the use of book-entry transfer through DTC (or any successor Depositary).  In any such case, any Global Preferred Shares shall be exchanged in whole for certificated shares of Series I Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference.  Certificated shares of Series I Preferred Stock so issued shall be registered in the name or names of the Person or Persons specified by DTC in a written instrument to the Registrar.

(i)  An Officer shall sign any Global Preferred Shares for the Corporation, in accordance with the Corporation’s bylaws and applicable law, by manual or facsimile signature.

(ii)  If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Transfer Agent authenticates such Global Preferred Share, such Global Preferred Share shall be valid nevertheless.

(iii)  A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Global Preferred Share.  The signature shall be conclusive evidence that such Global Preferred Share has been authenticated under this Certificate.  Each Global Preferred Share shall be dated the date of its authentication.

Section 17.  Paying Agent and Conversion Agent.

(a)  The Corporation shall maintain in the Borough of Manhattan, City of New York, State of New York (i) an office or agency where Series I Preferred Stock may be presented for payment (the “Paying Agent”) and (ii) an office or agency where Series I Preferred Stock may be presented for conversion (the “Conversion Agent”).  The Transfer Agent shall act as Paying Agent and Conversion Agent, unless another Paying Agent or Conversion Agent is appointed by the Corporation.  The Corporation may appoint the Registrar, the Paying Agent and the Conversion Agent and may appoint one or more additional paying agents and one or more additional conversion agents in such other locations as it shall determine.  The term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional conversion agent.  The Corporation may change any Paying Agent or Conversion Agent without prior notice to any holder.  The Corporation shall notify the Registrar of the name and address of any Paying Agent or Conversion Agent appointed by the Corporation.  If the Corporation fails to appoint or maintain another entity as Paying Agent or Conversion Agent, the Registrar shall act as such.  The Corporation or any of its Affiliates may act as Paying Agent, Registrar or Conversion Agent.

(b)  Payments due on the Series I Preferred Stock shall be payable at the office or agency of the Corporation maintained for such purpose in The City of New York and at any other office or agency maintained by the Corporation for such purpose.  Payments shall be payable by U.S. dollar check drawn on, or wire transfer (provided that appropriate wire instructions have been received by the Registrar at least 15 days prior to the applicable date of payment) to a U.S. dollar account maintained by the holder with, a bank located in New York City; provided that at the option of the Corporation, payment of dividends may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Series I Preferred Stock register.  Notwithstanding the foregoing, payments due in respect of beneficial interests in the Global Preferred Shares shall be payable by wire transfer of immediately available funds in accordance with the procedures of the Depositary.

Section 18.  Headings.  The headings of the Sections of this Certificate are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

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IN WITNESS WHEREOF, Simon Property Group, Inc. has caused this Certificate of Designations to be signed this 13th day of October 2004.

SIMON PROPERTY GROUP, INC.

By:	Stephen E. Sterrett
Name: Stephen E. Sterrett
Title: Executive Vice President and Chief Financial Officer

EXHIBIT A
FORM OF GLOBAL PREFERRED SHARE

Number:

Shares

CUSIP NO.:

6% Series I Convertible Perpetual Preferred Stock
(par value $0.0001 per share)
(liquidation preference $50.00 per share)
OF
SIMON PROPERTY GROUP, INC.

FACE OF SECURITY

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO BELOW.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

SIMON PROPERTY GROUP, INC., a Delaware corporation (the “Corporation”), hereby certifies that Cede & Co. or registered assigns (the “Holder”) is the registered owner of fully paid and non-assessable shares of preferred stock of the Corporation designated the “6% Series I Convertible Perpetual Preferred Stock,” par value $0.0001 per share and liquidation preference $50.00 per share (the “Series I Preferred Stock”).  The shares of Series I Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer.  The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Series I Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations of the Corporation, dated                         , 200 , as the same may be amended from time to time in accordance with its terms (the “Certificate of Designations”).  Capitalized terms used herein but not defined shall have the respective meanings given them in the Certificate of Designations.  The Corporation will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to select provisions of the Series I Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, the shares of Series I Preferred Stock evidenced hereby shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, Simon Property Group, Inc. has executed this Certificate of Designations as of the date set forth below.

SIMON PROPERTY GROUP, INC.

By:
Name:
Title:

Dated:

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

This is one of the certificates representing shares of Preferred Stock referred to in the within mentioned Certificate of Designations.

Mellon Investor Services LLC, as Transfer Agent

By:
Name:
Title:

Dated:

REVERSE OF SECURITY

SIMON PROPERTY GROUP, INC.

6% Series I Convertible Perpetual Preferred Stock

Dividends on each share of 6% Series I Convertible Perpetual Preferred Stock shall be payable in cash at a rate per annum set forth on the face hereof or as provided in the Certificate of Designations.

The shares of 6% Series I Convertible Perpetual Preferred Stock shall be redeemable as provided in the Certificate of Designations.  The shares of 6% Series I Convertible Perpetual Preferred Stock shall be convertible into the Corporation’s Common Stock in the manner and according to the terms set forth in the Certificate of Designations.  Upon a Change of Control, holders of shares of 6% Series I Convertible Perpetual Preferred Stock will have the right to require the Corporation to purchase such shares in the manner and according to the terms set forth in the Certificate of Designations.

As required under Delaware law, the Corporation shall furnish to any Holder upon request and without charge, a full summary statement of the designations, voting rights preferences, limitations and special rights of the shares of each class or series authorized to be issued by the Corporation so far as they have been fixed and determined.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of 6% Series I Convertible Perpetual Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of 6% Series I Convertible Perpetual Preferred Stock evidenced hereby on the books of the Transfer Agent and Registrar. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this certificate for 6% Series I Convertible Perpetual Preferred Stock)

Signature Guarantee: (1)

(1)                                  Signature must be guaranteed by an “eligible guarantor institution” (i.e., a bank, stockbroker, savings and loan association or credit union) meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

NOTICE OF CONVERSION

(To be Executed by the Registered Holder
in Order to Convert the 6% Series I Convertible Perpetual Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”)              shares of 6% Series I Convertible Perpetual Preferred Stock (the “Series I Preferred Stock”), represented by stock certificate No(s).              (the “Series I Preferred Stock Certificates”), into shares of common stock, par value $0.0001 per share (“Common Stock”), of Simon Property Group, Inc. (the “Corporation”) according to the conditions of the Certificate of Designations establishing the terms of the Series I Preferred Stock (the “Certificate of Designations”), as of the date written below.  If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates (unless it can be established that no such taxes are payable).  No fee will be charged to the holder for any conversion, except for transfer taxes, if any.  A copy of each Series I Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The Corporation is not required to issue shares of Common Stock (i) unless the conditions for conversion of the Series I Preferred Stock set forth in Section 7(b) of the Certificate of Designations have been satisfied and (ii) until the original Series I Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent.  If the foregoing conditions have been satisfied, the Corporation shall issue and deliver shares of Common Stock to an overnight courier not later than two Business Days following receipt of the original Series I Preferred Stock Certificate(s) to be converted.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Conversion:

Applicable Conversion Rate:

Number of Shares of 6% Series I Convertible Perpetual Preferred Stock to be Converted:

Number of Shares of Common Stock to be Issued:

Signature:

Name:

Address: (2)

Fax No.:

(2)                                  Address where shares of Common Stock and any other payments or certificates shall be sent by the Corporation.

SCHEDULE A

SCHEDULE OF EXCHANGES FOR GLOBAL SECURITY

The initial number of shares of 6% Series I Convertible Perpetual Preferred Stock represented by this Global Preferred Share shall be              .  The following exchanges of a part of this Global Preferred Share have been made:

Date of Exchange	Amount of decrease in number of shares represented by this Global Preferred Share	Amount of increase in number of shares represented by this Global Preferred Share	Number of shares represented by this Global Preferred Share following such decrease or increase	Signature of authorized officer of Registrar

EXHIBIT B

FORM OF NOTICE OF ELECTION OF REDEMPTION

UPON A CHANGE OF CONTROL

              , as Transfer Agent

Address:

Attn:

Re:            Simon Property Group, Inc.
6% Series I Convertible Perpetual Preferred Stock
(the “Series I Preferred Stock”)

The undersigned hereby irrevocably acknowledges receipt of a notice from Simon Property Group, Inc. (the “Corporation”) as to the occurrence of a Change of Control with respect to the Corporation and requests and instructs the Corporation to purchase         shares of Series I Preferred Stock in accordance with the terms of the Certificate of Designations at the Purchase Price.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto pursuant to the Certificate of Designations.

Dated:

Signature(s)

NOTICE: The above signature(s) of the holder(s) hereof must correspond with the name as written upon the face of the security in every particular without alteration or enlargement or any change whatever.

Aggregate Liquidation Preference to be redeemed (if less than all):

Social Security or Other Taxpayer Identification Number:

B-1